Exhibit 10.4

REVENUE PURCHASE AGREEMENT

This REVENUE PURCHASE AGREEMENT (this “Agreement”), dated December 29, 2011, is made by and between Deerfield Private Design Fund II, L.P., a Delaware limited partnership (“Private Design Fund II”), Deerfield Special Situations Fund, L.P., a Delaware limited partnership (“DSS”), Horizon Santé TTNP SARL, a Luxembourg limited company (“Horizon” and together with Private Design Fund II and DSS, the “Purchasers”) and iCAD, Inc., a Delaware corporation (“iCAD”).

Background Statement

Whereas, for the purchase price set forth herein, the Purchasers are acquiring the right to receive certain payments from iCAD as set forth herein.

Now, therefore, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the Purchasers and iCAD agree as follows:

Statement of Agreement

1. Definitions. Capitalized terms shall have the meaning set forth in this section. Unless the context requires otherwise, words in the singular include the plural, words in the plural include the singular, and words importing any gender shall be applicable to all genders. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(a) “Agreement” has the meaning set forth in the introductory paragraph.

(b) “Applicable Annual Minimum” means $500,000 per calendar year.

(c) “Applicable Quarterly Minimum” means $125,000 per Quarter.

(d) “Applicable Percentage” means:

(i) for the calendar years 2012, 2013 and 2014, (A) 4.25% of Revenues up to $25 million in annual Revenues for such calendar year, (B) 2.75% of Revenues from $25 million in annual Revenues up to $50 million in annual Revenues for such calendar year, and (C) 1.0% of Revenues in excess of $50 million in annual Revenues for such calendar year; and

(ii) for the calendar years 2015, 2016 and, if applicable, 2017, (A) 4.25% of Revenues up to $25 million in annual Revenues for such calendar year, (B) 2.25% of Revenues from $25 million in annual Revenues up to $50 million in annual Revenues for such calendar year, and (C) 1.0% of Revenues in excess of $50 million in annual Revenues for such calendar year.

(e) “Asset Sale Amount” means:

(i) if such sale occurs on or before June 30, 2012: (A) 15.0% of the gross proceeds of any such asset sale up to $25 million, (B) 7.50% of the gross proceeds of any such asset sale from $25 million up to $50 million, and (C) 3.5% of the gross proceeds of any such asset sale in excess of $50 million;

(ii) if such sale occurs after June 30, 2012 but on or before June 30, 2013: (A) 12.0% of the gross proceeds of any such asset sale up to $25 million, (B) 6.0% of the gross proceeds of any such asset sale from $25 million up to $50 million, and (C) 2.5% of the gross proceeds of any such asset sale in excess of $50 million;

(iii) if such sale occurs after June 30, 2013 but on or before June 30, 2014: (A) 8.5% of the gross proceeds of any such asset sale up to $25 million, (B) 4.5% of the gross proceeds of any such asset sale from $25 million up to $50 million, and (C) 2.0% of the gross proceeds of any such asset sale in excess of $50 million;

(iv) if such sale occurs after June 30, 2014 but on or before June 30, 2015: (A) 6.0% of the gross proceeds of any such asset sale up to $25 million, (B) 3.0% of the gross proceeds of any such asset sale from $25 million up to $50 million, and (C) 1.75% of the gross proceeds of any such asset sale in excess of $50 million; and

(v) if such sale occurs after June 30, 2015: (A) 4.0% of the gross proceeds of any such asset sale up to $25 million, (B) 2.0% of the gross proceeds of any such asset sale from $25 million up to $50 million, and (C) 1.25% of the gross proceeds of any such asset sale in excess of $50 million.

(f) “Business Day” means any day other than Saturday, Sunday or a day on which banks in the City of New York are authorized or required to be closed.

(g) “DSS” has the meaning set forth in the introductory paragraph.

(h) “Earnings Report” means, (i) during any period when iCAD is obligated to file reports under the provisions of the Securities Exchange Act of 1934, the Form 10-Q filed by iCAD following each of the first three Quarters of its fiscal year and the Form 10-K filed by iCAD following the fourth Quarter of its fiscal year, as long as such reports are timely filed (and if such reports are not timely filed, then the “Earnings Report” means the press release, Form 8-K or other form of public communication issued by iCAD whereby it reports revenue for such period) and (ii) during any period when iCAD is not obligated to file reports under the provisions of the Securities Exchange Act of 1934, the internal financial statements prepared by iCAD showing Revenues for such Quarter.

(i) “Excluded Taxes” means, with respect to any Purchaser, (a) income or franchise Taxes imposed on (or measured by) such recipient’s net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or incorporated or in which its principal office is located or (b) any branch profits Taxes imposed by the United States of America.

(j) “Facility Agreement” means that Facility Agreement, dated as of the date hereof, between Private Design Fund II, DSS, Deerfield Special Situations Fund International, Limited, Deerfield Private Design Fund International II, L.P. and iCAD, as amended, supplemented and replaced from time to time.

(k) “GAAP” means generally accepted accounting principles in the United States of America as set forth in the Financial Accounting Standards Board Accounting Standards Codification as of the date hereof (for purposes of clarification, changes in accounting standards after the date hereof shall not be considered GAAP for purposes of this Agreement unless the Parties mutually agree otherwise in their sole discretion) and as consistently applied with the most recent audited financial statements of iCAD as of the date hereof.

(l) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(m) “Horizon” has the meaning set forth in the introductory paragraph.

(n) “iCAD” has the meaning set forth in the introductory paragraph.

(o) “Indebtedness” means the following, whether direct or contingent:

(i) all indebtedness for borrowed money;

(ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown to be a liability (or on the liability side of a balance sheet);

(iii) all guaranty obligations;

(iv) the maximum amount of all letters of credit issued or acceptance facilities established for the account of iCAD and/or its subsidiaries and, without duplication, all drafts drawn thereunder (other than letters of credit supporting other indebtedness of iCAD and/or its subsidiaries and which are otherwise permitted hereunder);

(v) all capitalized lease obligations;

(vi) all indebtedness of another Person secured by any Lien on any property of iCAD and/or its subsidiaries, whether or not such indebtedness has been assumed or is recourse;

(vii) all obligations under take-or-pay or similar arrangements or under any interest rate swaps, caps, floors, collars and other interest hedge or protection agreements, treasury locks, equity forward contracts, currency agreements or commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements and any other derivative instruments, in each case, whether iCAD and/or its subsidiaries is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations iCAD and/or its subsidiaries otherwise assures a creditor against loss;

(viii) indebtedness created or arising under any conditional sale or title retention agreement; and

(ix) obligations of iCAD and/or its subsidiaries with respect to withdrawal liability to or on behalf of any “multi employer plan” as defined in Section 4001(a) of ERISA.

(p) “Indemnified Taxes” means all Taxes including Other Taxes, other than Excluded Taxes.

(q) “Intellectual Property” means (i) all patents, patent applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) all trademarks, service marks, trade dress, trade names, slogans, logos, and corporate names and Internet domain names, together with all of the goodwill associated with each of the foregoing, (iii) copyrights, copyrightable works, and licenses, (iv) registrations and applications for registration for any of the foregoing, (v) computer software (including but not limited to source code and object code), data, databases, and documentation thereof, (vi) trade secrets and other confidential information, (vii) other intellectual property, and (viii) copies and tangible embodiments of the foregoing (in whatever form and medium).

(r) “Legal Requirement” means any statute, law, treaty, rule, regulation, guidance, approval, order, decree, writ, injunction or determination of any Governmental Authority, court or arbitrator of competent jurisdiction; and, with respect to any Person, includes all such Legal Requirements applicable or binding upon such Person, its business or the ownership or use of any of its assets.

(s) “Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, privilege or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest, in each case with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind.

(t) “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, duties, other charges or similar levies, and all liabilities with respect thereto, together with any interest, fees, additions to tax or penalties applicable thereto (including by reason of any delay in payment) arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement.

(u) “Party” means either iCAD or the Purchasers, and “Parties” means both iCAD and the Purchasers.

(v) “Permitted Liens” means: (i) Liens existing on the date hereof and set forth on Exhibit A attached hereto; (ii) Liens in favor of the lenders under the Facility Agreement; (iii) statutory Liens created by operation of applicable law; (iv) Liens arising in the ordinary course of business and securing obligations that are not overdue or are being contested in good faith by appropriate proceedings; (v) Liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; and (vi) Liens in favor of financial institutions arising in connection with accounts maintained in the ordinary course of business held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions.

(w) “Person” means any natural person, corporation, limited liability company, partnership, association, trust, organization, Governmental Authority or other legal entity.

(x) “Private Design Fund II” has the meaning set forth in the introductory paragraph.

(y) “Purchase Price” has the meaning set forth in Section 3.

(z) “Purchasers” has the meaning set forth in the introductory paragraph.

(aa) “Quarter” means a calendar quarter.

(bb) “Revenue Participation Payment” has the meaning set forth in Section 2(a).

(cc) “Revenue Participation Term” has the meaning set forth in Section 2(b).

(dd) “Revenues” mean total revenues of iCAD on a consolidated basis determined in accordance with GAAP.

(ee) “Taxes” means all present or future taxes, levies, imposts, stamp or other duties, fees, assessments, deductions, withholdings, all other governmental charges, and all liabilities with respect thereto, together with any interest, fees, additions to tax or penalties applicable thereto (including by reason of any delay in payment).

(ff) “Termination Value” shall mean as of any date of determination, the amount of Revenue Participation Payments that would be received from such date through the end of the calendar year 2017 if the average monthly Revenues during such period were equal to the product of (i) the average monthly Revenues during the six-month period immediately preceding such date of determination and (ii) the sum of 1 + (.02 x the number of months then remaining in the Revenue Participation Term).

(gg) “Trigger Event” shall mean the occurrence of any one or more of the following events:

(i) iCAD shall fail to pay when due any Revenue Participation Payment and such failure shall continue for a period of five (5) Business Days after receipt of written notice from the Purchasers;

(ii) iCAD is no longer obligated to file reports under the provisions of the Securities Exchange Act of 1934; or

(iii) (A) iCAD or any of its subsidiaries shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (B) iCAD or any of its subsidiaries shall declare a moratorium on the payment of its debts; (C) the commencement by iCAD or any of its subsidiaries of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any applicable law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of all or substantially all of its assets; (D) the commencement against iCAD or any of its subsidiaries of a proceeding in any court of competent jurisdiction under any bankruptcy or other applicable law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official), and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of ninety (90) days; (E) the making by iCAD or any of its subsidiaries of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debt generally as they become due; or (F) any other event shall have occurred which under any applicable law would have an effect analogous to any of those events listed above in this subsection.

2. Revenue Purchase.

(a) Revenue Participation. In consideration of the payment of the Purchase Price by the Purchasers, iCAD shall pay to the Purchasers on a Quarterly basis a revenue participation payment (each a “Revenue Participation Payment”) as follows:

(i) for the first three calendar quarters of each year during the Revenue Participation Term, iCAD shall pay to the Purchasers an amount equal to the greater of (x) the Applicable Percentage of Revenues for each such Quarter and (y) the Applicable Quarterly Minimum for each such Quarter; and

(ii) for the final calendar quarter of each year during the Revenue Participation Term, iCAD shall pay an amount equal to the difference between (A) the greater of (i) the Applicable Percentage of Revenues for the entire applicable calendar year and (ii) the Applicable Annual Minimum minus (B) the aggregate Revenue Participation Payments made by iCAD during the first three calendar Quarters of such calendar year.

For purposes of clarification, the various tiers of the Applicable Percentage shall continue to apply to all Revenues for a Quarter unless and until aggregate Revenues for the applicable calendar year reach the next threshold.

(b) Revenue Participation Term. iCAD shall make Revenue Participation Payments for each Quarter of each of the calendar years 2012, 2013, 2014, 2015 and 2016; provided, however, in the event that iCAD elects to extend the maturity of the indebtedness due under the Facility Agreement for more than the original 5 year maturity term or any obligations remain due and payable under the Facility Agreement for any reason for more than 5 Business Days beyond the original 5 year maturity term, then iCAD shall continue to make Revenue Participation Payments for each Quarter of 2017 (such period when Revenue Participation payments are due, the “Revenue Participation Term”).

(c) Sale of Assets. In the event that iCAD sells any assets in excess of $500,000 in the aggregate during the Revenue Participation Term the proceeds of which are not recorded as “Revenues” in accordance with GAAP, then in each such case iCAD shall pay the Purchasers an aggregate amount equal to the Asset Sale Amount, payable 37.28% to Private Design Fund II, 7.8% to DSS and 54.92% to Horizon, in each case rounded to the nearest cent ($0.01).

(d) Payment of the Revenue Participation. No later than two Business Days following the date iCAD files its Earnings Report (if a public filing) or has prepared its Earnings Report (if not a public filing) for each Quarter (but in no event later than sixty days following the last day of each of the first three Quarters and one hundred twenty days following the fourth Quarter of each calendar year), iCAD shall pay to the Purchasers the Revenue Participation Payment for such Quarter. If the Earnings Report is not a public filing, on the same day it makes a Revenue Participation Payment pursuant to this Section 2(d), iCAD shall deliver to the Purchasers copies of the internal financial statements showing all Revenues during such Quarter and iCAD’s computation of the Revenue Participation Payment for such Quarter. All Revenue Participation Payments shall be made by wire transfer of immediately available funds to the account previously designated in writing to iCAD by the Purchasers for each of Horizon, Private Design Fund II and DSS, or such new or additional account(s) as the Purchasers shall designate in writing to iCAD at least five Business Days prior to the date such Revenue Participation Payment shall be due. Unless otherwise agreed by all Parties, each Revenue Participation Payment shall be paid 37.28% to Private Design Fund II, 7.8% to DSS and 54.92% to Horizon, in each case rounded to the nearest cent ($0.01).

(e) Revenue Participation Payments Following Termination. The termination of this Agreement, including termination due to the expiration of the Revenue Participation Term, shall not terminate the obligation of iCAD to pay any Revenue Participation Payment accrued prior to termination. Upon termination of this Agreement, the Purchasers shall have the right to retain any Revenue Participation Payments already paid by iCAD under this Agreement.

(f) Delinquent Revenue Participation Payments. Any Revenue Participation Payment not paid when due shall bear interest at a rate equal to the lower of (i) the highest rate permitted by applicable law, and (ii) one and one-half percent (1.5%) per month, compounded monthly.

(g) Audit Right. Upon not less than fourteen days’ written notice, the Purchasers shall have the right to audit the books and records of iCAD relating to sales or other transactions included in Revenues for the purposes of determining the correctness of iCAD’s computation and payment of the Revenue Participation Payment. Such audit may not be conducted more than once in any calendar year and shall be conducted during normal business hours by a national public accounting firm selected by the Purchasers at its cost and reasonably acceptable to iCAD, provided that such accounting firm enters into a reasonable confidentiality agreement prior to commencing any such audit. iCAD shall provide such accounting firm with access to all pertinent books and records and shall reasonably cooperate with such accounting firm’s efforts to conduct such audits. If there has been an underpayment of the aggregate Revenue Participation Payments due for the period being audited of more than $10,000, iCAD shall reimburse the Purchasers for the reasonable out-of-pocket costs (including accountants’ fees) incurred by the Purchasers in connection with such audit up to a maximum of $25,000. In the event the Purchasers claim that any such audit reveals an underpayment of the Revenue Participation Payments, the Purchasers will make the audit papers for the relevant period available to iCAD.

(h) Taxes.

(i) Any and all Revenue Participation Payments shall be made free and clear of and without deduction for any and all present or future Indemnified Taxes except as required by applicable law. If iCAD shall be required by law to deduct any Indemnified Taxes from or in respect of any Revenue Participation Payments, (i) the sum payable shall be increased by as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2(h)) the Purchasers shall receive an amount equal to the sum they would have received had no such deductions been made, (ii) iCAD shall make such deductions, and (iii) iCAD shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of such taxes, iCAD shall furnish to the applicable Purchaser the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Purchaser.

(ii) If iCAD is required by applicable law to deduct any Excluded Taxes from or in respect of any Revenue Participation Payments, the Parties shall cooperate to provide the Internal Revenue Service or any relevant taxing or other authority with any forms and/or other documentation necessary to mitigate or eliminate the applicable withholding required to be made.

3. Purchase Price. As consideration for iCAD’s payment of the Revenue Participation Payments, the Purchasers shall pay to iCAD a one-time purchase price of $4,107,900 (the “Purchase Price”), which amount shall be paid in immediately available funds on or before January 9, 2012 to an account specified by iCAD.

4. Covenants of iCAD.

(a) Revenue Records. iCAD shall keep complete, true and accurate books and records of all Revenues. iCAD shall keep such books and records of Revenues, or cause them to be retained and available for purposes of this Agreement, for at least three (3) years following the Quarter to which they pertain.

(b) Maintenance of Revenues. iCAD shall not take any action, or fail to take any action or enforce any right, that is intended to, or would have the effect of, shifting Revenues from a period included in the Revenue Participation Term to a period after the Revenue Participation Term has expired.

(c) Change in Business Model. In the event that iCAD materially changes its ordinary course method of operating its business such that its methods of marketing, selling, distributing and/or licensing its products and/or services is materially different from those methods utilized as of the date hereof, then the Purchasers shall have the right to request by providing written notice that iCAD negotiate in good faith to amend the Applicable Percentages to adjust for the change in operations; provided that iCAD or any of its subsidiaries entering into agreements with customers pursuant to which customers pay a fee, whether monthly, quarterly, annually or for such other period, for the ongoing right to use iCAD’s or any of its subsidiaries’ products shall not be a material change in the method of operating its business. In such event, the parties agree to negotiate such adjustment in good faith for a period of thirty days. In the event that Purchasers and iCAD cannot agree on any adjustment to the Applicable Percentages during such period, then Purchasers shall have the right to commence a binding arbitration proceeding and each of the Parties shall prepare a written submission of their proposal for adjusting the Applicable Percentages and shall submit such proposal to binding arbitration under the following terms:

(i) Any arbitration commenced hereunder by Purchasers shall be administered by the International Institute for Conflict Prevention (CPR) in accordance with its Resolution Rules for Non-Administered Arbitration by a sole arbitrator, provided, however, that unless further limited by the arbitrator, pre-hearing discovery shall be limited to written discovery and shall not include pre-hearing deposition discovery.

(ii) The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The laws of the State of New York shall govern any claim asserted in arbitration pursuant to this Section. The place of the arbitration shall be New York, New York.

(iii) The arbitrator shall only have the power to pick between the two written proposals for adjusting the Applicable Percentages or to leave the Agreement in place without adjustment or amendment.

(iv) The parties shall bear equally the fees and expenses of the arbitrator and other expenses necessary to conduct the arbitration. Each party shall bear its own costs and attorneys’ fees.

(d) Termination Payment. Upon and at any time after the occurrence of any Trigger Event, (x) an amount equal to the Termination Value (together with any applicable interest accrued thereon) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by iCAD, and (y) the Purchasers may exercise any and all other rights and remedies available to it under this Agreement and applicable law.

5. Representations and Warranties of iCAD. iCAD represents and warrants to the Purchasers, as of the date hereof, that:

(a) Organization. iCAD is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. iCAD has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

(b) Authority; Execution; Enforceability. (i) iCAD has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, (ii) no consent of any party is required for iCAD to execute, deliver and perform its obligations under this Agreement, and (iii) the execution and delivery of this Agreement and the performance of all of its obligations hereunder have been duly authorized by iCAD. This Agreement has been duly executed and delivered by iCAD and constitutes the legal, valid and binding obligation of iCAD, enforceable against iCAD in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

(c) No Violation. The execution, delivery and performance of this Agreement by iCAD, and iCAD’s compliance with the terms and conditions hereof, is not prohibited or limited by, and do not and will not conflict with or result in the breach of or a default under, any provision of the certificate of incorporation, bylaws or other formation documents of iCAD, any contract, agreement or instrument binding on or affecting iCAD, or any Legal Requirement applicable to iCAD.

(d) Liens. No Lien exists on the assets of iCAD or any of its subsidiaries, except for Permitted Liens.

(e) Indebtedness. No Indebtedness of the Borrower exists other than Permitted Indebtedness.

(f) Governmental Authorizations. Each of iCAD and each of its subsidiaries holds, and is operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Necessary Documents”) required for the conduct of its business and all Necessary Documents are valid and in full force and effect; and neither iCAD nor any of its subsidiaries has received written notice of any revocation or modification of any of the Necessary Documents; and each of iCAD and each of its subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees applicable to the conduct of its business.

(g) Intellectual Property. Each of iCAD and its subsidiaries owns or has the right to use pursuant to a valid and enforceable written license, implied license or other legally enforceable right, all of the Intellectual Property that is necessary for the conduct of its business as currently conducted (the “IP”). To the knowledge of iCAD, no person has infringed, or misappropriated any IP and all of the IP that is registered with or issued by a Governmental Authority is valid and enforceable. There is no outstanding, pending, or, to the knowledge of the iCAD, threatened action, suit, other proceeding or claim by any third person challenging or contesting the validity, scope, use, ownership, enforceability, or other rights of iCAD or its subsidiaries in or to any IP and iCAD and its subsidiaries have not received any written notice regarding, any such action, suit, or other proceeding. To iCAD’s knowledge, neither iCAD nor any of its subsidiaries has infringed or misappropriated any material Intellectual Property rights of others.

(h) Third Party Rights. Except in the ordinary course of business, neither iCAD nor any subsidiary has granted rights to develop, manufacture, produce, assemble, distribute, license, market or sell its products to any other Person and is not bound by any agreement that affects the exclusive right of iCAD or its subsidiaries to develop, manufacture, produce, assemble, distribute, license, market or sell its products.

(i) Financial Statements. The consolidated financial statements of iCAD annexed hereto as Schedule 1 together with the related notes fairly present the financial condition of iCAD and its consolidated subsidiaries as of the dates indicated and the results of operations and changes in cash flows for the periods therein specified in conformity with GAAP consistently applied throughout the periods involved; and, except as disclosed in such Schedule, there are no material off-balance sheet arrangements or any other relationships with unconsolidated entities or other persons, that may have a material current or, to the iCAD’s knowledge, material future effect on the iCAD’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses.

(j) Internal Controls. iCAD maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(k) Financial Condition. iCAD and each of its subsidiaries (i) is capable of paying its debts as they fall due, is not unable and has not admitted its inability to pay debts as they fall due, (ii) is not bankrupt or insolvent and (iii) has not taken action, and no such action has been taken by a third party, for their winding up, dissolution, or liquidation or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer or any or all of its assets or revenues.

6. Termination. This Agreement shall terminate upon expiration of the Revenue Participation Term. Section 2(e) and Section 7 shall survive the termination of this Agreement.

7. General Provisions.

(a) Independent Contracting Parties. The Parties are not joint venturers, partners, principal and agent, master and servant, or employer and employee, and have no relationship other than as independent contracting parties. Neither Party shall be a legal representative of the other or have the power to bind or obligate the other in any manner.

(b) Amendment and Modification. This Agreement may be amended, modified or supplemented only by an instrument in writing signed by the Party against whom such amendment, modification or supplement is sought to be enforced.

(c) Waiver of Compliance; Consents. The rights and remedies of the Parties are cumulative and not alternative and may be exercised concurrently or separately. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (ii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement. Any consent required or permitted by this Agreement is binding only if in writing.

(d) Notices. All notices, consents, waivers, acceptances, rejections and other communications hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by facsimile transmission, or (iii) sent certified mail or by a nationally recognized overnight delivery service, charges prepaid, to the address set forth below (or such other address for a Party as shall be specified by like notice):

If to Private Design Fund II or DSS, to:	Deerfield Management
780 Third Avenue, 37th Floor
New York, New York 10017
Attention: Structured Products
Facsimile: (646) 536-5662

Copy to:	Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attention: Mark O. Henry
Facsimile: (704) 339-3428

If to Horizon, to:	Horizon Santé TTNP SARL
7A Rue Robert Stümper
L – 2557 Luxembourg
Attention: Alexis Cazé
Facsimile: (+352) 48 18 28 3461

If to iCAD, to:	iCAD, Inc.
98 Spit Brook Road, Suite 100
Nashua, NH 03062
Attention: Chief Executive Officer
Facsimile: (603) 886-3798

Copy to:	Blank Rome LLP
The Chrysler Building, 405 Lexington Avenue, 24th Floor
New York, NY 10017
Attention: Robert Mittman
Facsimile: (212) 885-5001

Each such notice or other communication shall be deemed to have been duly given and to be effective (x) if delivered by hand, immediately upon delivery if delivered on a Business Day during normal business hours and, if otherwise, on the next Business Day; (y) if sent by facsimile transmission, immediately upon confirmation that such transmission has been successfully transmitted on a Business Day before or during normal business hours and, if otherwise, on the Business Day following such confirmation, or (z) if sent by certified mail or a nationally recognized overnight delivery service, on the day of delivery if delivered during normal business hours on a Business Day and, if otherwise, on the first Business Day after delivery. Notices and other communications sent via facsimile must be followed by notice delivered by hand or by certified mail or overnight delivery service as set forth herein within five Business Days.

(e) Publicity. No Party shall issue any press release or any other form of public disclosure regarding the existence of this Agreement or the terms hereof, or use the name of another Party hereto in any press release or other public disclosure, without the prior written consent of the other Party, except (i) for a press release announcing the execution of this Agreement, which will be mutually approved by the Parties, (ii) for those disclosures and notifications contemplated by this Agreement or containing information previously approved for disclosure by the other Party, (iii) as required by any Legal Requirement and solely to the extent necessary to satisfy such Legal Requirement and (iv) as required by the rules of any securities exchange on which any securities of a Party are traded.

(f) No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by iCAD without the Purchasers’ prior written consent.

(g) Governing Law. The execution, interpretation and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement, shall be governed by the internal laws and judicial decisions of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

(h) Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either Party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.

(i) Construction. Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(j) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile, in which event each Party shall promptly deliver to the other such number of original executed copies as the other Party may reasonably request.

(k) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof. This Agreement supersedes all prior agreements, understandings, promises, representations and statements between the Parties and their representatives with respect to the revenue participation contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Revenue Purchase Agreement to be executed by their duly authorized representatives as of the date first set forth above.

DEERFIELD PRIVATE DESIGN FUND II, L.P.

By:	Deerfield Capital, L.P., General Partner
By:	J. E. Flynn Capital LLC, General Partner

By:	/s/ David J. Clark
Name:	David Clark
Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:	Deerfield Capital, L.P., General Partner
By:	J.E. Flynn Capital LLC, General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

HORIZON SANTÉ TTNP SARL

By:	/s/ Alexis Caze
Name:	Alexis Cazé
Title:	Manager

By:	/s/ Florence Gerardy
Name:	Florence Gerardy
Title:	Manager

ICAD, INC.

By:	/s/ Ken Ferry
Name:	Ken Ferry
Title:	President & CEO

Schedule 1

Financial Statements

See Attached.